Wipfli Young

2901 West Beltline Highway

PO Box 8700

Madison, WI 53708-8700

Tel. 608-274-1980

Fax. 608-274-8085

Web. WipfliYoung.com

November 13, 2003

Securities and Exchange Commission

Mail Stop 9-5

450 Fifth Street, NW

Washington, DC 20549

Williams Young, LLC was previously the principal accountants for Denmark Bancshares, Inc. and, under the date of February 6, 2003, Williams Young, LLC reported on the consolidated financial statements of Denmark Bancshares, Inc. as of and for the years ended December 31, 2001 and 2002. On November 1, 2003, Williams Young, LLC merged with Wipfli LLP and as a result, Wipfli LLP became Denmark Bancshares, Inc.'s independent public accountants.

We have read Denmark Bancshares, Inc.'s statements included under Item 4 of its Form 8-K/A dated November 13, 2003 and agree with such statements.

Wipfli LLP

Madison, Wisconsin